Filed Pursuant To Rule 433

Registration No 333-286293

September 19, 2025

TAX & REGULATORY DOCUMENTSCONTACTINVESTOR LOGIN Grayscale Invest in your share of the future Grayscale is the largest digital asset-focused investment platform in the world. We transform disruptive technologies of tomorrow into opportunities today. Investment Solutions View All GDLC, BTC and ETH, exchange traded products, are not registered under the Investment Company Act of 1940 ("40 Act") and therefore are not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. ETFs/ETPs Publicly Traded Funds Private Funds GDLC BTC ETH Grayscale CoinDesk Crypto 5 ETF $58.50 Market Price as of 09/18/2025 Grayscale Bitcoin Mini Trust ETF Grayscale Ethereum Mini Trust ETF $52.04 Market Price as of 09/18/2025 $43.24 Market Price as of 09/18/2025

Research & Insights The Macro Case for Crypto For fiat currencies, credibility is paramount. Today, because of high public debt, rising bond yields, and an inability to control deficit spending, the U.S. government’s commitment to ensure low inflation may no longer be fully credible. In our view, it looks increasingly likely that the strategy fo August 2025: The Road to Regulatory Clarity Regulatory clarity for digital assets in the U.S. has been a long time coming — and while the path ahead is still unfolding, policymakers have been making meaningful progress this year. A market focus on regulatory tailwinds has likely contributed to Ether outperformance. Ethereum is the market lead Stablecoins and the Future of Payments Stablecoins are digital tokens tied to the Dollar and issued on a blockchain. Structured in this way, a tokenized digital dollar can benefit from the blockchain’s functionality, which includes borderless payments, near-instant settlement, potentially lower transaction costs, and a high degree of tran Built for Scale: Why Sui Stands Out Sui is a next-generation blockchain engineered for scale and designed to support mass-market consumer applications (among other things). Grayscale Research believes that Sui has the right mix of technological edge and supporting strategy to stand out in the crowded Smart Contract Platforms Crypto Sec Grayscale Research Insights: Crypto Sectors in Q3 2025 Grayscale Research Insights: Crypto Sectors in Q3 2025 Crypto Sectors is our proprietary framework for organizing digital asset markets and measuring returns, developed in partnership with FTSE/Russell. In Q2 2025, both price returns and changes in fundamental indicators were mixed across Crypto Sec DEX Appeal: The Rise of Decentralized Exchanges Just like in traditional finance, exchanges are core infrastructure of the digital asset industry. Although decentralized exchanges (DEXs) specialize in crypto assets today, trading of stablecoins and tokenized assets may become an increasing share of volume over time. Crypto trading is still domina VIEW ALL Empowering Investors Individual Investors Grayscales offers a diverse suite of crypto investment solutions for individual investors, from single asset token exposure to strategically designed thematic exposure. Financial Advisors Grayscale provides financial advisors with expert research, insights, and resources so that advisors can in turn educate their clients.

Institutional Investors Founded in 2013, Grayscale has one of the longest track records in the industry when it comes to offering solutions for institutional investors to access the crypto asset class. We Are Crypto Experts As the crypto market has evolved, Grayscale has grown alongside it, becoming a leading partner to investors as they navigate and deploy capital into this growing asset class. Learn more about Grayscale 40+ Investment Products* 11 Years Industry Expertise* $36B+ Assets Under Management* *As of 09/18/2025 Ready to invest? Explore our suite of investment products, designed to create a share of the future for everyone. Get Started

Stay on top of the latest crypto news and insights INVESTMENT PRODUCTS ETFs/ETPs Publicly Traded Funds Private Funds GDIF RESEARCH Market Commentary Reports Videos & Webinars Token Fundamentals Explore All RESOURCES Tax & Regulatory Documents The Grayscale Glossary FAQs Financial Professionals Grayscale Crypto Sectors COMPANY About Grayscale Press Careers Contact Us BLOG General Updates Industry Insights Explore All © 2025 Grayscale. All rights reserved Privacy Policy Terms of Service Social Media Disclosure Grayscale Operating, LLC (“GSO” d/b/a Grayscale Investments) is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA, and Grayscale Investments Sponsors, LLC ("GSIS", together with GSO, GSS, and GSA, "Grayscale" or “Grayscale Investments”). GSIS is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products (“Products”) sponsored or managed by GSIS are registered under the Investment Company Act of 1940. Investments in the products on this page are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. The products mentioned on this page are not suitable for any investor that cannot afford loss of the entire investment. Private placement securities are speculative, illiquid, and entail a high level of risk, including the risk that an investor could lose their entire investment. The Products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). SIPC coverage does not apply to the crypto asset products or services mentioned. Grayscale CoinDesk Crypto 5 ETF, Grayscale Bitcoin Mini Trust ETF and Grayscale Ethereum Mini Trust ETF (collectively the "Funds") have filed registration statements (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the Funds have filed with the SEC for more complete information about the Funds and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent and GSIS is the sponsor of the Funds.
Investors should consider the investment objectives, risks, charges and expenses carefully before investing in Grayscale Bitcoin Miners ETF, Grayscale Bitcoin Covered Calls ETF, and Grayscale Bitcoin Premium Income ETF (collectively the "Funds"). For prospectuses or summary prospectuses with this and other information about the Funds, please call (866)-775-0313 or visit our website at grayscale.com. Read the prospectuses or summary prospectuses carefully before investing. Foreside Fund Services, LLC is the distributor and GSA is the sponsor of the Funds. Investments managed by GSA are registered under the Investment Company Act of 1940 and subject to the rules and regulations of the Securities Act of 1933 and Investment Advisers Act of 1940. Carefully consider investment objectives, risk factors, fees and expenses before investing. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. © 2025 Grayscale. All trademarks, service marks and/or trade names (e.g., G™, GRAYSCALE®, GRAYSCALE CRYPTO SECTORS™, and GRAYSCALE INVESTMENTS®) are owned and/or registered by Grayscale. All of the content on our site - including text, software, scripts, code, designs, graphics, photos, sounds, music, videos, applications, interactive features, articles, news stories, sketches, animations, stickers, general artwork and other content ("Content") - is owned by Grayscale or others we license Content from, and is protected by copyright, patent and other laws. Grayscale reserves all rights not expressly described herein.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.